Exhibit 10.1
Form 8-K
Edlam Acquisition Corporation
File No. 000-29123

                      Employment Agreement

                         ROBERT S. HARDY

THIS AGREEMENT, made as of the 18 day of January 2001, by and between Ed-Lam Acquisition Corporation, a Nevada corporation (the
"Company"), and Robert S. Hardy ("Employee").

                           Witnessed:

WHEREAS, the Company is engaged in the business of telecommunications, information systems; and

WHEREAS, Employee possesses valuable knowledge and skills that will contribute to the successful operation of the Company's business; and

WHEREAS, the Company desires to procure the services of Employee, and Employee is willing to enter the employment of the Company, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, intending to be legally bound, the Company agrees to employ Employee, and Employee hereby agrees to be employed by the Company, under the following terms and conditions:

                            Article I
                           Employment

1.01 Office. Employee is hereby employed as President and Chief Executive Officer of Ed-lam Acquisition Corp. and in such capacity shall use his best energies and abilities in the performance of his duties hereunder and in the performance of such other duties as may be assigned to him from time to time by the Board of Directors and/or Chief Executive Officer of the Company and commensurate Employee's regular duties and responsibilities.

1.02 Term. Subject to the terms and provisions of Article II hereof, Employee shall be employed by the Company for a period of 5 years, commencing on the date of this Employment Agreement.

1.03 Base Salary. During the term of Employee's employment hereunder, compensation shall be paid to Employee by the Company at the rate of $100,000 per annum (the "Base Salary"), payable monthly. The rate of compensation to be paid to Employee may be adjusted upward or downward (but not below the Base Salary) by the Board of Directors of the Company at any time based upon Employee's contribution to the success of the Company and on such other factors as the Board of Directors of the Company shall deem appropriate. The Company shall also reimburse Employee for all pre-approved reasonable out-of-pocket expenses incurred by Employee in the lawful and ordinary course of the Company's business and properly reported to the Company in accordance with its accounting procedures.

1.04 Additional Incentive Compensation. Employee shall be entitled to such bonuses as may be determined from time to time by the Board of Directors of the Company taking into account the performances of the Company in relation to the annual business plan of the Company.

   Employee shall be entitled to a 3% stock bonus as may be determined from time to time by the Board of Directors of the Company, taking into account the performance of the Company in relation to the annual business plan of the Company.

   Employee shall be entitled to a one-time payment of additional compensation of $200,000 on the first anniversary of the date of this Agreement in consideration for past services rendered by Employee to serve in such capacity on a full-time basis.

   Employee shall be entitled to a one-time payment of additional compensation of one million seven hundred fifty thousand (1,750,000) shares of Ed-Lam Acquisition Corporation common stock @ $0.02 per share as a signing bonus.

   Further, by this paragraph, the Employer grants the Employee an option to purchase one million (1,000,000) shares of Triden Telecom, Inc. common stock at a purchase price of $0.01 per share. This option may be exercised at any time during the term of employment under this Agreement. However, in the event that the employment term is terminated by the Employer, for good cause, the Employee shall retain the right to exercise any unused portion of the option until January 5, 2006. The option may be exercised in whole or in part but may be exercised only in lots of 100,000 shares or more. It is agreed that the Employee shall not have any of the rights of, nor be treated as, a shareholder with respect to the shares subject to this option until the Employee has exercised the option, delivery of the stock certificates for such shares has been made to the Employee, and the Employee has become the shareholder of record of such shares. The option set forth in this paragraph is assignable.

   On January 1, Employee shall receive an increase in salary of ten percent (10%) per year . On each anniversary date of the increase during the term hereof, Employee shall receive an increase in salary equal to ten percent (10%) of the amount received by him as salary the previous year. All salary shall be payable on a prorated basis throughout the employment period covered by the increase.

1.05 Employee Benefits. At all times during the term of Employee's employment hereunder, Employee shall (a) be covered by such medical or health benefit plans and pensions as are available generally to Employees of the Company, (b) be eligible to participate in any stock option, stock bonus, or profit sharing or similar plans of the Company under the terms of any such plans, (c) be entitled to the use of a vehicle at the Company's expense, which vehicle was acquired by the Company for Employee's use, and (d) be entitled to twenty five (25) days of vacation time per annum.

                           Article II
                           Termination

2.01 Illness, Incapacity. If during the term of Employee's employment hereunder Employee shall be prevented from effectively performing any material portion of his duties hereunder because of illness or disability for a period of 90 consecutive days, then the Company may, by written notice to Employee, terminate Employee's employment hereunder. Upon delivery to Employee of such notice, together with payment of any salary accrued under Section 1.03 hereof, Employee's employment and all obligations of the Company under Article I hereof shall forthwith terminate. The obligations of Employee under Article IV hereof shall continue notwithstanding termination of Employee's employment pursuant to this Section 2.01.

2.02 Death. If Employee dies during the term of his employment hereunder, Employee's employment hereunder shall terminate and all obligations of the Company hereunder, other than any obligations with respect to the payment of accrued obligations and Employee, shall be entitled to a death benefit, payable to Employee's designated beneficiary, by the Company in an amount equal to Employee's base salary hereunder for a twelve (12) month period.

2.03 Company Termination.

   (a) For Cause. This Agreement may be terminated by the Board of Directors of the Company, and all rights of Employee hereunder, including his right to receive compensation, shall terminate, upon the occurrence of one or more of the following:

        a. In the event Employee shall fail or refuse, after request from Company to comply with the reasonable policies, standards, and regulations of Company from time to time established; or
        b. In the event Employee shall be guilty of fraud, dishonesty, or other acts of misconduct in performing her duties on behalf of the Company; or
        c. In the event Employee shall fail or refuse, after request by the Company, to faithfully or diligently perform the provisions of this Agreement or the usual or customary duties of her employment; or
        d. In the event Employee shall die, or in the opinion of an independent physician, shall become totally disabled for a period of three consecutive months from performing the duties of his employment.
      If Employee has failed to perform his duties hereunder or under law, has violated any of the agreements, covenants, terms, or conditions hereunder in any material respect
      (which continues for 5 days or more after the Company gives Employee written notice thereof) or has engaged in conduct which has injured or would injure in any material respect the business or reputation of the Company or otherwise materially adversely affect its interests (which continues for 5 days or more after Company gives Employee written notice thereof), then, and in such event, the Company may, by written notice to Employee, terminate
      Employee's employment hereunder. Upon delivery to Employee of such notice, together with payment of any salary accrued under Section 1.03 hereof, Employee's employment and all obligations of the Company under
      Article I hereof shall continue notwithstanding termination of Employee's employment pursuant to this
      Section 2.03(a).

  (b) With Cause. Employee's employment hereunder may not be terminated at any time by the Company's Board of Directors without cause. Upon such with cause termination, the Company shall pay Employee an amount equal to one-half the remaining term of this Employment Agreement at an annual rate equal to the Base Salary. Except as provided in the preceding sentence, payment of compensation to Employee hereunder shall cease effective as of the date of any such termination. The obligations of Employee under Article IV hereof shall continue notwithstanding termination of Employee's employment pursuant to this Section 2.03(b).

2.04 Employee Termination. Employee agrees to give the Company sixty (60) days prior written notice of the termination of his employment with the Company. Simultaneously with such notice, Employee shall inform the Company in writing as to his employment plans following the termination of his employment with the Company. The obligations of Employee under Article IV hereof shall continue notwithstanding termination of Employee's employment pursuant to this Section.

                         Article III
                   Employee's Acknowledgements

3.01 Employee recognizes and understands that his duties at Ed-
   Lam may include the preparation of materials, including written or graphic materials, and that any such materials conceived or written by him shall be done as "work made for hire" as defined and used in the Copyright Act of 1976, 17 U.S.C. 1 et seq. In the event of publication of such materials, Employee understands that since the work is a "work made for hire," the Company will solely retain and own all rights in said materials, including rights of copyright, the Company may, at its discretion, on a case-by-case basis, grant Employee by-line credit on such materials as the Company may deem appropriate.

                           Article IV
               Employee's Covenants and Agreements

4.01 Non-Competition and Non-Disclosure Agreement. Employee has entered into a Non-Competition and Non-Disclosure with the Company dated as of the date hereof and in connection herewith.

4.02 Disclosure of Works and Inventions/Assignment of Patents. Employee shall disclose promptly to the Company or its nominee any and all works, inventions, discoveries, and improvements authorized, conceived or made by Employee during the period of employment and related to the business or activities of the Company, and hereby assign and agree to assign all his interest therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments, or other instruments, which the Company shall deem necessary to apply for and obtain letters, patents, or copyrights of the United States or any foreign country or to otherwise protect the Company's interest therein. Such obligations shall continue beyond the termination of employment with respect to works, inventions, discoveries, and improvements authored, conceived, or made by Employee during the period of employment and shall be binding upon Employee's assignees, executors, administrators, and other legal representatives.

4.03 Duties. Employee agrees to be a loyal employee of the Company. Employee agrees to devote his best efforts full-time to the performance of his duties for the Company (except for reasonable vacations, illness, and incapacity), to give proper time and attention to furthering the Company's business, and to comply with all reasonable rules, regulations, and instruments established or issued by the Company. Employee further agrees that during the term of this Agreement, Employee shall not, directly or indirectly; engage in any business which would detract from Employee's ability to apply his best efforts to the performance of his duties hereunder. Employee also agrees that he shall not usurp any corporate opportunities of the Company. Notwithstanding the foregoing, Employee shall not be prohibited from serving as director or officer of Triden Telecom, Inc.

4.04 Return of Materials. Upon the termination of Employee's employment with the Company for any reason, including without limitation termination by the Company for cause or without cause, Employee shall promptly deliver to the Company, any and all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, flowcharts, programs, proposals, and any documents concerning the Company's customers or concerning products or processes used by the Company and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or materials containing or constituting confidential information of the Company.


4.05 Work Made for Hire. Employee agrees that in the event of publication by Employee of written or graphic materials prepared as part of his duties at the Company, the Company will retain and own all rights of said materials, including right of copyright.

                            Article V
            Employee's Representations and Warranties

5.01 No Prior Agreements. Employee represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement, or understanding which would, in any manner, limit or otherwise affect his ability to perform his obligations hereunder, including, without limitation, any contract, agreement, or understanding containing terms and provisions similar in any manner to those contained in Article IV hereof. Employee further represents and warrants that his employment with the Company will not require him to disclose or use any confidential information belonging, from and after the date of this Agreement, too prior employers or other persons or entities.

5.02 Employee's Abilities. Employee represents that his experience and capabilities are such that the provisions in
   Article IV will not prevent him from earning his livelihood, and acknowledges that it would cause the

   Company serious and
   irreparable injury and cost if Employee were to use his ability and knowledge in competition with the Company or to otherwise breach the obligations contained in Article IV.

5.03 Remedies. In the event of a breach by Employee of the terms of this Agreement, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Employee and to enjoin Employee from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Employee acknowledges, however, that the remedies at law for any breach by him of the provisions of this Agreement may be inadequate and that the Company shall be entitled to injunctive relief against him in the event of any breach.

5.04 Review by Counsel. Employee represents and warrants that counsel for Employee has reviewed this Agreement and that Employee has been informed by such counsel that the terms and provisions of this Agreement are reasonable.


                           Article VI
                          Miscellaneous

6.01 Authorization to Modify Restrictions. It is the intention of the parties that the provisions of Article IV hereof shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

6.02 Entire Agreement. This Agreement represents the entire agreement of the parties and may be amended only by a writing signed by each of them with respect to the subject matter hereof.

6.03 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

6.04 Consent to Jurisdiction. Employee hereby irrevocably submits to the personal jurisdiction of the United States District Court for the Eastern District of Texas or the District Court of Smith County, Texas in any action or proceeding arising out of or relating to this Agreement, and Employee hereby irrevocably agrees that all claims in respect to any such action or proceeding may be heard and determined in either such court.

6.05 Service of Process. Employee hereby irrevocably consents to the service of any summons and complaint any other process which may be served in any action or proceeding arising out of or relating to this Agreement brought in the United States District Court for the Eastern District of Texas or the District Court of Smith County, Texas by the mailing by certified or registered mail of copies of such process to Employee at his address as set forth on the signature page hereof.

6.06 Remedies. The prevailing party in any proceeding for damages or injunctive relief, in addition to other relief, shall be entitled to reasonable attorney's fees, costs, and the expenses of litigation incurred in connection with such action.

6.07 Agreement Binding. The obligations of Employee under this Agreement shall continue after the termination of his employment with the Company for any reason, with or without cause, and shall be binding on his heirs, executors, legal representatives, and assigns and shall inure to the benefit of any successors and assigns of the Company.

6.08 Counterparts, Section Headings. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of This together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions hereof.


EMPLOYEE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE
FOREGOING PROVISIONS AND THAT SUCH PROVISIONS ARE REASONABLE AND
ENFORCEABLE.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed the day and year first above written.


OATH OF OFFICERS
State of  Texas)
County of      Smith)

I, Robert S. Hardy, do solemnly promise and swear that I will faithfully discharge the duties of President and Chief Executive
Officer of Ed-Lam Acquisition Corp., according to the best of my ability.


/s/ Robert S. Hardy
Address:  P.O. Box 6538
       Tyler, TX 75711

Attest:                                 Ed-Lam Acquisition Corp.


                                   By: /s/ Approved by Authorized
Officer

 (Corporate Seal)


                       BOARD OF DIRECTORS
                            APPROVAL


BY: __________________________
        DIRECTOR


BY: __________________________
        DIRECTOR

BY: __________________________
        DIRECTOR